Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Record First Quarter 2018 Financial Results and Increases 2018 Guidance

- Q1 2018 Sales Revenue up 60.1% Over the Same Period in 2017 -

Goleta, California, April 30, 2018 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended March 31, 2018.

First Quarter 2018 Highlights

•	Record total revenue of $79.1 million, up 50.6% over the same period in 2017
▪	Record sales revenue of $73.6 million, up 60.1% over the same period in 2017
▪	Rental revenue of $5.5 million, down 16.3% from the same period in 2017
•	GAAP net income of $10.8 million, reflecting an 81.4% increase over the same period in 2017 and a 13.6% return on revenue
•	Adjusted EBITDA of $15.5 million, representing 42.7% growth over the same period in 2017 and a 19.6% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 45,400, an increase of 19,800, or 77.3%, over the same period in 2017

“In what is historically a seasonally slower quarter, we were able to generate record revenues driven by strong sales in both our domestic direct-to-consumer and domestic business-to-business channels,” said Chief Executive Officer, Scott Wilkinson. “We are executing on our strategic initiatives and remain focused on increasing adoption of our best-in-class oxygen product offerings across all of our sales channels. We are currently ahead of schedule to meet our plan of hiring 240 Cleveland-based employees by 2020. We believe we should see strong sales growth in 2018 as portable oxygen concentrator penetration increases worldwide.”

First Quarter 2018 Financial Results

Total revenue for the three months ended March 31, 2018 rose 50.6% to $79.1 million from $52.5 million in the same period in 2017. Direct-to-consumer sales rose 67.8% over the same period in 2017, ahead of expectations primarily due to increased sales representative headcount and associated consumer marketing. Domestic business-to-business sales exceeded expectations and grew 60.4% over the same period in 2017, primarily driven by continued strong demand from the Company’s private label partner and traditional home medical equipment providers. International business-to-business sales in the first quarter of 2018 increased 48.0% over the comparative period in 2017. In spite of sizable unit orders from South Korea in the first quarter of 2017 that did not repeat in the first quarter of 2018, international sales of $16.9 million were strong versus the first quarter of 2017, primarily due to continued adoption from our European partners and favorable current rates. Sales in Europe represented 89.5% of international sales in the first quarter of 2018, up from 73.2% in the first quarter of 2017. Rental revenue in the first quarter of 2018 was $5.5 million compared to $6.5 million in the first quarter of 2017, representing a decline of 16.3% from the same period in the prior year. The decrease in rental revenue was primarily due to our continued focus on direct-to-consumer sales versus rentals, and a $0.2 million Cures Act benefit received in the first quarter of 2017, representing a rental revenue headwind of 2.6% in the first quarter of 2018. Rental revenue declined to 6.9% of total revenue in the first quarter of 2018 from 12.4% of total revenue in the first quarter of 2017.

Total gross margin was 47.7% in the first quarter of 2018 versus 49.0% in the comparative period in 2017. The decrease in total gross margin was primarily due to lower sales revenue per unit and lower rental gross margins, partially offset by lower cost of sales revenue per unit. Sales gross margin was 49.8% in the first quarter of 2018 versus 52.3% in the first quarter of 2017. The sales gross margin percentage declined primarily due to increased volume leading to lower average selling prices in the business-to-business channel. This was partially offset by increased mix towards direct-to-consumer sales and lower average cost of sales revenue per unit. Rental gross margin was 20.0% in the first quarter of 2018 versus 25.9% in the first quarter of 2017. The decrease in rental gross margin was primarily due to the $0.2 million Cures Act benefit received in the first quarter of 2017 which lifted rental margins by 2.3%, in addition to increased logistics costs in the first quarter of 2018. This was partially offset by lower depreciation costs.

Total operating expense increased to $29.0 million, or 36.7% of revenue, in the first quarter of 2018 versus $20.2 million, or 38.4% of revenue, in the first quarter of 2017 as the Company continued to make investments it expects will increase future revenue growth.

Operating expense included research and development expense of $1.4 million in the first quarter of 2018, which was up slightly from $1.3 million in the comparative period in 2017, primarily due to increased personnel-related expenses. Sales and marketing expense increased to $18.0 million in the first quarter of 2018 versus $10.5 million in the comparative period in 2017, primarily due to increased personnel-related expenses as we continued to hire inside sales representatives at our Cleveland facility, in addition to increased advertising expenditures. General and administrative expense increased to $9.6 million in the first quarter of 2018 versus $8.3 million in the comparative period in 2017, primarily due to increased personnel-related expenses, but partially offset by a decrease in patent defense costs.

The Company reported an income tax benefit of $1.1 million in the first quarter of 2018, up from $0.1 million reported in the first quarter of 2017. The Company’s income tax benefit in the first quarter of 2018 included a $3.3 million decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation compared to $2.2 million in the first quarter of 2017. Excluding the stock-based compensation benefit, the Company’s non-GAAP effective tax rate in the first quarter of 2018 was 22.5% versus 36.7% in the first quarter of 2017, primarily due to the impacts of the U.S. federal tax reform.

In the first quarter of 2018, the Company reported net income of $10.8 million, compared to net income of $5.9 million in the first quarter of 2017. Earnings per diluted common share was $0.48 in the first quarter of 2018 versus $0.27 in the first quarter of 2017, an increase of 77.8%.

Adjusted EBITDA for the three months ended March 31, 2018 rose 42.7% to $15.5 million, or 19.6% of revenue, from $10.9 million, or 20.7% of revenue, in the first quarter of 2017.

Cash, cash equivalents, and marketable securities were $188.3 million as of March 31, 2018 compared to $173.9 million as of December 31, 2017, an increase of $14.4 million in the first quarter of 2018.

Financial Outlook for 2018

Inogen is increasing its full year 2018 total revenue guidance range to $310 to $320 million, up from $298 to $308 million, representing growth of 24.3% to 28.3% versus 2017 full year results. The Company continues to expect direct-to-consumer sales to be its fastest growing channel, domestic business-to-business sales to have a solid growth rate, and international business-to-business sales to have a modest growth rate, where the 2018 strategy will continue to be heavily focused on the European markets. Inogen now expects rental revenue to be down approximately 10% in 2018 compared to 2017 as the Company continues to focus on sales versus rentals.

Further, the Company is also increasing its full year 2018 GAAP net income and non-GAAP net income guidance range to $38 to $41 million, up from $36 to $39 million, representing growth of 80.9% to 95.2% compared to 2017 GAAP net income of $21.0 million and growth of 33.0% to 43.5% compared to 2017 non-GAAP net income of $28.6 million. The Company still estimates that the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation will lead to a decrease in provision for income taxes of approximately $8.0 million in 2018 based on forecasted stock activity, which would lower its effective tax rate as compared to the U.S. statutory rate.  Excluding the estimated $8.0 million decrease in provision for income taxes expected in 2018, the Company expects a non-GAAP effective tax rate of approximately 25%. The Company expects its effective tax rate including stock-based compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen is also increasing its guidance range for full year 2018 Adjusted EBITDA to $62 to $67 million, up from $60 to $64 million, representing 22.0% to 31.8% growth compared to 2017 results.

Inogen also expects net positive cash flow for 2018 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning April 30, 2018 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on May 7, 2018. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10118964. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; hiring expectations; expectations for all revenue channels for full year 2018; the expected impact of the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation for full year 2018; and financial guidance for 2018, including revenue, GAAP net income, Adjusted EBITDA, non-GAAP net income, net cash flow, effective tax rates, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; risks related to the recent data security incident, remediation measures, and potential claims; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three months ended March 31, 2018 and March 31, 2017. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision (benefit) for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$154,284	$142,953
Marketable securities	34,012	30,991
Accounts receivable, net	35,089	31,444
Inventories, net	22,965	18,842
Deferred cost of revenue	335	361
Income tax receivable	591	1,313
Prepaid expenses and other current assets	3,778	2,584
Total current assets	251,054	228,488
Property and equipment, net	20,898	20,103
Goodwill	2,430	2,363
Intangible assets, net	4,456	4,717
Deferred tax asset - noncurrent	20,434	18,636
Other assets	610	765
Total assets	$299,882	$275,072
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$24,760	$20,626
Accrued payroll	6,607	6,877
Warranty reserve - current	2,829	2,505
Deferred revenue - current	3,152	3,533
Income tax payable	319	345
Total current liabilities	37,667	33,886
Warranty reserve - noncurrent	4,416	3,666
Deferred revenue - noncurrent	10,391	9,402
Deferred tax liability - noncurrent	358	348
Other noncurrent liabilities	713	729
Total liabilities	53,545	48,031
Stockholders' equity
Common stock	21	21
Additional paid-in capital	226,635	218,109
Retained earnings	19,397	8,639
Accumulated other comprehensive income	284	272
Total stockholders' equity	246,337	227,041
Total liabilities and stockholders' equity	$299,882	$275,072

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2018	2017
Revenue
Sales revenue	$73,584	$45,966
Rental revenue	5,467	6,534
Total revenue	79,051	52,500
Cost of revenue
Cost of sales revenue	36,948	21,913
Cost of rental revenue, including depreciation of $2,165 and $2,689 respectively	4,376	4,843
Total cost of revenue	41,324	26,756
Gross profit	37,727	25,744
Operating expense
Research and development	1,416	1,309
Sales and marketing	18,038	10,529
General and administrative	9,573	8,335
Total operating expense	29,027	20,173
Income from operations	8,700	5,571
Other income (expense)
Interest income	543	101
Other income	444	207
Total other income, net	987	308
Income before benefit for income taxes	9,687	5,879
Benefit for income taxes	(1,071)	(53)
Net income	$10,758	$5,932
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	108	—
Change in net unrealized gains (losses) on foreign currency hedging	(249)	54
Less: reclassification adjustment for net (gains) losses included in net income	172	(57)
Total net change in unrealized gains (losses) on foreign currency hedging	(77)	(3)
Change in net unrealized gains (losses) on available-for-sale investments	(19)	64
Total other comprehensive income, net of tax	12	61
Comprehensive income	$10,770	$5,993

Basic net income per share attributable to common stockholders (1)	$0.51	$0.29
Diluted net income per share attributable to common stockholders (1)	$0.48	$0.27
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	21,026,154	20,489,532
Diluted common shares	22,295,213	21,579,721

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended
	March 31,
	2018	2017
Revenue by region and category
Business-to-business domestic sales	$28,016	$17,461
Business-to-business international sales	16,906	11,423
Direct-to-consumer domestic sales	28,662	17,082
Direct-to-consumer domestic rentals	5,467	6,534
Total revenue	$79,051	$52,500
Additional financial measures
Units sold	45,400	25,600
Net rental patients as of period-end	29,600	32,600

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended
	March 31,
Non-GAAP EBITDA and Adjusted EBITDA	2018	2017
Net income	$10,758	$5,932
Non-GAAP adjustments:
Interest income	(543)	(101)
Benefit for income taxes	(1,071)	(53)
Depreciation and amortization	2,993	3,204
EBITDA (non-GAAP)	12,137	8,982
Stock-based compensation	3,381	1,891
Adjusted EBITDA (non-GAAP)	$15,518	$10,873

	Three months ended
	March 31,
Non-GAAP net income	2018	2017
Net income	$10,758	$5,932
Non-GAAP adjustments:
2017 U.S. tax reform(1)	—	—
Non-GAAP net income	$10,758	$5,932

	Three months ended
	March 31,
Non-GAAP provision (benefit) for income taxes and effective tax rate	2018	2017
Income before benefit for income taxes	$9,687	$5,879
Benefit for income taxes	(1,071)	(53)
Effective tax rate	-11.1%	-0.9%

Benefit for income taxes	$(1,071)	$(53)
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	3,252	2,213
2017 U.S. tax reform (1)	—	—
Provision for income taxes (non-GAAP)	$2,181	$2,160

Income before provision for income taxes	$9,687	$5,879
Provision for income taxes (non-GAAP)	2,181	2,160
Effective tax rate (non-GAAP)	22.5%	36.7%

(1) On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted into law, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company. During the fourth quarter of 2017, the Company recorded an estimated one-time net charge due to the impact of changes in the tax rate, primarily on deferred tax assets. There were no related charges during the first quarter of 2018.